Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the incorporation by reference of (i) our reports relating to the proved oil and gas reserves associated with certain properties of Merit Energy Company and affiliates (collectively, the “Company”), which reports appear in the Current Report on Form 8-K of Petroleum Development Corporation (“PDC”) filed on or about May 14, 2012 and, incorporated by reference in the Registration Statements of PDC (Forms S-3/ASR (No. 333-179123) and S-8 (No. 333-167945, No. 333-137836, No. 333-118222 and No. 333-118215), including any amendments thereto (collectively, the “Registration Statements”), and (ii) information derived from such report, in the Registration Statements and any related prospectuses. We also hereby consent to the reference to our firm as experts in the Registration Statements and any related prospectuses.

/s/ RYDER SCOTT COMPANY, L.P.
Ryder Scott Company, L.P.
Denver, CO
May 14, 2012